Exhibit 99.3
October 24, 2008
Dear Colleagues:
I’ve sent a letter to the Company’s shareholders today describing how the Board of Directors and Management Committee are responding to the ongoing challenges in the newspaper industry and recent shocks to the U. S. economy, and their impacts on A. H. Belo. You can access this letter at www.ahbelo.com. Please take time to read the letter carefully since it is vitally important that all of us are united behind what A. H. Belo needs to do as a Company to maintain its strong businesses, practice outstanding journalism both in print and online, and flourish over the intermediate to long term. As I reported to the Board at its September meeting, we have a good plan for managing through this complex challenge; we have the right teams in place throughout the Company; and, while we cannot control external factors affecting the newspaper business generally, we can discern competitive conditions in our local markets and respond accordingly.
All of you know that none of this is easy and that many of our fellow employees have left A. H. Belo recently, either through the voluntary severance offer last month or the reductions in force that will be completed soon. I thank each and every one of them for their service to our great newspapers and to our communities, and join you in wishing them the best in their future endeavors. We have worked hard to complete these difficult changes to our workforce in as sensitive a manner as possible.
The members of the Management Committee are deeply involved in balancing the imperative of cost reductions with the long term needs of A. H. Belo’s newspapers and related businesses. We recognize that the current economic environment is one that inevitably creates anxiety for each of our colleagues and for our communities. So, it is important to look out for one another and to believe, as I do, that by working together we can navigate this period in a way that reflects our Company’s values, engages us in the pursuit of important community goals, and returns A. H. Belo to profitability at the soonest time possible.
Continued   .   .   .

AHC Colleagues
October 24, 2008
Page Two
This balancing means that every part of the Company’s cost structure has to be modified, and there are several decisions mentioned in my shareholder letter that affect all of us as employees and deserve further description. These include:
•	Effective November 1, salaries will be frozen at current levels in most instances until the Company returns to profitability. Appropriate steps will be taken to review pay protocols in specific locations. As to the freeze, most of A. H. Belo’s peer companies have taken similar action, or have reported they are considering doing so. Many other industries have frozen or reduced wages in response to our country’s economic turmoil. When we are able to resume making salary increases, there will be a process which ensures that everyone is treated fairly relative to your employment anniversary date and the timing of your most recent salary review.

•	As noted in my shareholder letter, modest wage increases may be made in special circumstances approved by a member of the Management Committee.

•	You will recall that A. H. Belo instituted new bonus plans when the Company was spun off from Belo Corp. in February. We will calculate any bonus attainment for 2008 plan participants in accordance with those plans’ guidelines which were communicated earlier this year, and bonus pools will be established at each newspaper to recognize outstanding individual performance in this year’s difficult operating environment. For 2009, the same bonus plans will be in effect but will reflect current market conditions and focus almost entirely on revenue generation.

•	The Company’s 401(k) Plan will continue to match your contributions to your individual retirement account up to 6 percent of your base salary. This Company match is at the high end of similar retirement plans. Until A. H. Belo returns to profitability, the additional 2 percent contribution to your 401(k) account will be suspended since this additional contribution is related to the Company’s financial success. The Board of Directors will determine the timing and amount of any additional contribution above 6 percent when we are profitable again.

•	Earlier this week, you received a summary of changes to A. H. Belo’s health benefit plans as part of the annual open enrollment process. We will incur a 3 percent rise in monthly premium deductions for the Blue Cross Blue Shield plan, which is lower than estimated increases in healthcare costs nationally next year of 6-7 percent. Modifications to the plan design include an increase in deductibles but also feature the elimination of the premium prescription buy-up option in favor of changes to the basic prescription plan, which is now included in your total healthcare premium.
Continued   .   .   .

AHC Colleagues
October 24, 2008
Page Three
•	Overall, our Human Resources team has done a great job of controlling costs while enhancing certain aspects of the plan. You can access a detailed description of plan design changes at www.belobenefits.com.

•	I have encouraged the Management Committee and their direct reports to emphasize “return on effort” as we think about organizational activities in relation to planning for 2009. The result is that we are deferring or eliminating many tasks. One important initiative that was announced earlier this year, and will now be deferred, is the creation of a common review cycle for performance appraisals. We continue to believe that this is a very positive concept, but accomplishing this change will require a great deal of effort that can be better applied in other areas at present. We’ll be back to you sometime next year with a new schedule for implementing a common review cycle. Until then, appraisals should be continued on a timely basis in accordance with past practice.

•	Reductions in employment levels at A. H. Belo’s core businesses will be somewhat offset by employment increases associated with investments that can generate sustainable, incremental revenue for our Company. The pursuit of such opportunities lead to the recent announcement of the Employee Referral Program that engages all of us in recruiting the talent needed to populate A. H. Belo’s new businesses.
Despite the pressures A. H. Belo is feeling, many aspects of being a part of our team are very positive, and it is important to keep these in mind as we address the challenges presented by the U. S. economy over the next 18-24 months. We have the attributes as a Company to work through these challenges and be in a position to flourish thereafter. The most encouraging news is that our local audience reach continues to grow and we continue to expand our local audience base through existing newspaper circulation and the added reach of online and niche products — a fact that receives little or no attention from industry pundits and financial analysts. While we realize that print circulation has declined, the more serious dilemma our industry faces is that advertising models have not completely kept up with our proven ability to grow new audiences, especially as advertisers are now afforded many more options in terms of how and where to spend their marketing dollars. This is particularly true in the classified advertising categories, where robust online options now effectively compete for dollars that were once almost exclusively the domain of local newspapers.
Continued   .   .   .

AHC Colleagues
October 24, 2008
Page Four
While we can’t ignore these shifts in our business models and the serious impact they exert on our operations, I want to assure you the Management Committee is intensely focused on pursuing key growth strategies that, in many cases, represent opportunities that are unique to a company like A. H. Belo Corporation.
In upcoming months, you’ll begin to see an even greater focus on products and business models that allow us to attract advertiser revenues that more closely align with and recognize our ability to reach new audiences. The roll-out of Briefing in Dallas allows us to reach audiences whose schedules do not afford them the time to read and subscribe to the much more complete version of The Dallas Morning News. Initial results from both audiences and advertisers are promising.
We’re also in the process of rolling out new digital and online products for current advertisers. Spending patterns among local businesses show that they are now allocating some portion of their advertising and marketing dollars to products other than display and classified advertising. Consequently, we’re in the process of offering our customers the chance to complement their existing ad buys with new offerings such as behavioral targeting and more targeted e-mail and direct mail opportunities coupled with marketing solutions that focus on generating customer leads. This enables advertisers to follow up with interested customers and help those customers more easily make a purchase.
At the same time, you’re going to see us push to expand the number of local advertisers with whom we do business. As our newspapers grew print circulation over the years, and ad rates increased to reflect those circulation increases, many local businesses could no longer afford to purchase ads in our papers regularly — nor could we afford to have sales people call on these businesses given their expenditure levels. Fortunately, the growth in the number of online and digital products we now offer, coupled with advances in technology, allows us to reconnect with those small and medium-sized businesses through a variety of self-serve, telemarketing and targeted in-person sales call options — a combination no other local or national competitor can easily match. In the very near future, advertisers of all sizes will have the ability to electronically place in-paper and online ads with us, which is a convenience we do not offer today.
Continued   .   .   .

AHC Colleagues
October 24, 2008
Page Five
A. H. Belo can pursue new advertisers and new products strategies as aggressively and successfully as we’ve shown we can deliver new audiences through distribution channels such as the Internet, and now mobile applications. Most companies would like to possess many of our attributes, including the ability to expand audience reach and the underlying brand equity and relationships that make that growth possible. On top of this, we continue to possess the greatest number of local content and sales resources in the markets we serve. In certain instances, the resources we devote to local content creation are greater than those of all of our local competitors combined. Even as we work to streamline and focus to best reflect audience shifts and the economic realities that accompany those changing patterns, no other local organization comes close to matching the combined quality, size and depth of our newsgathering, sales and marketing organizations. And for A. H. Belo, that represents long-term opportunities if pursued with the appropriate discipline, prioritization and foresight.
I want to thank each and every one of you for staying the course in very uncertain times. What we are trying to accomplish as a company is truly worthy. I’m proud to be in the fight with you.

/s/ Robert Decherd